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                                  Exhibit No. 5

        Opinion of Satterlee Stephens Burke & Burke LLP as to Legality of
                         the Securities being Registered

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                      SATTERLEE STEPHENS BURKE & BURKE LLP
                                 230 Park Avenue
                            New York, N.Y. 10169-0079
                                 (212) 818-9200

                                  June 26, 2002


Medarex, Inc.
707 State Road
Princeton, New Jersey 08540

Dear Sirs:

         You have asked for our opinion in connection with a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission for registration pursuant to the Securities Act of 1933, as amended, of 500,000 shares of common stock, par value $.01 per share, of Medarex, Inc. (the "Company") reserved for issuance pursuant to the Company's 2002 Employee Stock Purchase Plan (the "Plan").

         As counsel for the Company, we are familiar with the Plan, as amended to date, and with the corporate proceedings relating thereto and to the Registration Statement referred to above. Based on the foregoing, it is our opinion that the shares reserved under the Plan, upon issuance in accordance with the provisions of the Registration Statement, the related Prospectus and the Plan will be validly issued, fully paid and non-assessable with no personal liability attaching to the ownership thereof under the laws of the State of New Jersey.

         We understand that a copy of this opinion will be filed as an exhibit to the Registration Statement and we hereby consent to such filing.

                                        /s/ SATTERLEE STEPHENS BURKE & BURKE LLP